Exhibit 10.27
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), which is dated 7 May, 2013 (the “Effective Date”), is made by and between Ideal Power Converters, a Texas corporation, located at 5004 Bee Creek Road, Suite 600, Spicewood, Texas, 78669 and hereinafter referred to as “Company”, and Paul A Bundschuh, whose address is ___________________________, hereinafter referred to as “Executive.”  The purpose of this Agreement is to confirm the terms of the employment relationship between Company and Executive.

RECITALS

WHEREAS, Company wishes to retain the services of Executive, and Executive wishes to render services to Company, as its Chief Executive Officer;

WHEREAS, Company and Executive wish to set forth in this Agreement the duties and responsibilities that Executive has agreed to undertake on behalf of Company, and the responsibilities that Company will owe to Executive.

THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, Company and Executive (who are sometimes individually referred to as a “Party” and collectively referred to as the “Parties”) agree as follows:

AGREEMENT

1.           TERM.

Company hereby employs Executive as Company’s Chief Technical Officer pursuant to the terms of this Agreement and Executive hereby accepts employment with Company pursuant to the terms of this Agreement.  This Agreement is effective on the Effective Date and will continue for a period of two years from the Effective Date (the “Initial Term”) unless terminated earlier pursuant to Section 11 or 12 below.  This Agreement shall remain in effect and shall be extended for a period of one year commencing on the day following expiration of the Initial Term, and for one year periods thereafter (each an “Extension Period”) unless, prior to the expiration of any Extension Period, either Executive or Company delivers to the other written notice of Executive’s or Company’s intention not to continue this Agreement in effect, in which case this Agreement will terminate at the expiration of the Extension Period.  The Initial Term together with any Extension Period will be referred to in this Agreement as the “Term”.

2.           GENERAL DUTIES.

Executive is responsible for increasing shareholder value through his leadership and management of Company.  Executive shall devote his entire productive time, ability, and attention to Company’s business during the Term.  Executive shall report to Company’s Board and agrees to keep the Board fully informed with regard to critical issues affecting the value and reputation of Company.  Furthermore, in his capacity as Chief Executive Officer, Executive shall be primarily responsible for the vision and implementation of technical solutions for Company.  This includes both product as well as intellectual property development.  Executive shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his rank in a publicly traded corporation or which may, from time to time, be prescribed by the Company through the Board.  Furthermore, Executive agrees to cooperate with and work to the best of his ability with Company’s management team, which includes the Board and the officers and other employees, to continually improve Company’s reputation in its industry for quality products and performance.

3.           NONSOLICITATION AND PROPRIETARY PROPERTY AND CONFIDENTIAL INFORMATION PROVISIONS.

As a condition of his employment with Company, Executive has executed a Proprietary Information and Inventions Agreement, the terms of which are included by reference into this Agreement.

           4.           COMPLIANCE WITH SECURITIES LAWS.

If, in the future, Company registers its securities for sale to the public, then Executive acknowledges that Executive will be subject to the provisions of Sections 10 and 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.  Executive acknowledges that Sections 10 and 16 and the rules and regulations promulgated thereunder may prohibit Executive from selling or transferring his securities in Company.  Executive agrees that, if Company registers its securities for sale to the public, he will comply with Company’s policies, as stated from time to time, relating to selling or transferring Company’s securities.

5.           COMPENSATION.

(a)           Annual Salary.  During the Term, Company shall pay to Executive an annual base salary in the amount of $200,000.00 dollars.  The salary paid during the Term shall be referred to in this Agreement as the “Annual Salary”.  The Annual Salary shall be subject to any tax withholdings and/or employee deductions that are applicable.  The Annual Salary shall be paid to Executive in equal installments in accordance with the periodic payroll practices of the Company for its employees.  The Annual Salary will be subject to review and adjustment at the discretion of the Board no less frequently than annually.

(b)           Annual Bonus.  Following the initial public offering of Company’s securities, Executive and the Compensation Committee of the Board of Directors shall meet to establish performance standards and goals to be met by Executive, which standards and goals shall be mutually agreed to by Executive and the Compensation Committee.  Based on Executive’s achievement of the performance standards and goals, Company shall pay to Executive a cash bonus (the “Annual Bonus”) in an amount to be recommended by the Compensation Committee to the Board.  The Annual Bonus shall be subject to any applicable tax withholdings and/or employee deductions.

(c)           Cost of Living Adjustment.  Commencing as of the Effective Date, and on each January 1st thereafter, the then effective Annual Salary shall be increased (but not decreased) by an amount which shall reflect the increase, if any, in the cost of living during the previous 12 months by adding to the Annual Salary an amount computed by multiplying the Annual Salary by the percentage by which the level of the Consumer Price Index for the Austin Metropolitan Area, as reported on January 1st of the new year by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of January 1st of the prior year.

(d)           Participation In Employee Benefit Plans.  Executive shall have the same rights, privileges, benefits and opportunities to participate in any of Company’s employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees.  During the Term Company shall provide, at Company’s sole expense, medical and dental benefits for Executive, his spouse and children.  At the discretion of the Board, Company may also provide, at its sole expense (i) disability insurance which, in the event of Executive’s disability, will replace 60% of the Annual Salary being paid to Executive at the time the disability occurred and (ii) life insurance in an amount to be agreed upon by the Board and Executive.  Irrespective of the foregoing, Company may change any benefits contractor, or discontinue any benefit without replacement, in its sole discretion, and any such change or discontinuance will not be a breach of this Agreement.  In the event Executive receives payments from the disability insurer, Company shall have the right to offset such payments against the Annual Salary otherwise payable to Executive during the period for which such payments are made.

6.           EQUITY COMPENSATION.

Following the initial public offering of Company’s securities and at the discretion of the Compensation Committee of the Board, Company may issue to Executive an award of common stock or an option to purchase common stock from Company’s 2013 Equity Incentive Plan or any future equity compensation plan adopted by Company (together, the 2013 Equity Incentive Plan or any future equity compensation plan is referred to in this Agreement as the “Plan”).  The terms of any such award shall be governed by the Plan and the award agreement.

7.           REIMBURSEMENT OF BUSINESS EXPENSES.

Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in connection with the business of Company.  However, each such expenditure shall be reimbursable only if Executive furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

8.           PAID TIME OFF.

Executive shall be entitled to four weeks of paid time off each year; provided, however, failure to use paid time off by the end of the year in which it is earned will prevent the accumulation of additional paid time off in excess of four weeks.

9.           INDEMNIFICATION OF LOSSES.

So long as Executive’s actions were taken in good faith and in furtherance of Company’s business and within the scope of Executive’s duties and authority, Company shall indemnify and hold Executive harmless to the full extent of the law from any and all claims, losses and expenses sustained by Executive as a result of any action taken by him to discharge his duties under this Agreement, and Company shall defend Executive, at Company’s expense, in connection with any and all claims by stockholders or third parties.

10.           PERSONAL CONDUCT.

Executive agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of Company in connection with Company’s business.  Executive further agrees to conform to all laws and regulations and not at any time to commit any act or become involved in any situation or occurrence tending to bring Company into public scandal, ridicule or which will reflect unfavorably on the reputation of Company.

11.           TERMINATION FOR CAUSE.

The Board may terminate Executive for cause immediately, without notice, if Company reasonably concludes that Employee has committed fraud, theft, embezzlement, misappropriation of Company funds or other property, or any felony.  The Board may also terminate Executive for cause for any of the following:

(a)           Breach by Executive of any material provision of this Agreement;

(b)           Violation by Executive of any statutory or common law duty of loyalty to Company; or

 (c)           A material violation by Executive of Company's employment policies; or

(d)           Commission of such acts of dishonesty, gross negligence, or willful misconduct as would prevent the effective performance of Executive’s duties or which result in material harm to Company or its business.

The Board may terminate this Agreement for cause by giving written notice of termination to Executive, provided, however, if the Board declares Executive to be in default of this Agreement under subsection (a) above because Executive fails to substantially perform his material duties and responsibilities under this Agreement, the Board shall deliver a written demand for substantial performance of such duties and responsibilities to Executive.  Such demand must identify the manner in which the Board believes that Executive has not substantially performed his duties, and Executive shall have a period of 30 days to correct the deficient performance.  Upon termination for cause, the obligations of Executive and Company under this Agreement shall immediately cease.  Such termination shall be without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this Agreement.  If Executive’s employment is terminated pursuant to this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination.  Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

12.           TERMINATION WITHOUT CAUSE.

(a)           Death.  Executive’s employment shall terminate upon the death of Executive.  Upon such termination, the obligations of Executive and Company under this Agreement shall immediately cease.

(b)           Disability.  The Board reserves the right to terminate Executive’s employment upon 30 days written notice if, for a period of 90 days, Executive is prevented from discharging his substantial or material duties due to any physical or mental disability.

(c)           Election By Executive.  Executive’s employment may be terminated at any time by Executive upon not less than 30 days written notice by Executive to the Board.

(d)           Election By Company.  Executive’s employment may be terminated at any time by Company upon not less than 30 days written notice by the Board to Executive.

(e)           Termination Due to a Change in Control.  Executive’s employment may be terminated upon a Change in Control.  For purposes of this Agreement, the term “Change in Control” shall mean the sale or disposition by Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of Company in connection with the sale or transfer of a Controlling Interest in Company to an unrelated third party, or the merger or consolidation of Company with another corporation as part of a sale or transfer of a Controlling Interest in Company to an unrelated third party.  For purposes of this definition, the term “Controlling Interest” means the sale or transfer of Company’s securities representing at least 50.1% of the voting power.

If Executive’s employment is terminated pursuant to subsections (a), (b), or (c) of this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; and (iii) business expenses incurred prior to the effective date of termination.  Executive shall not be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law.

If Executive’s employment is terminated pursuant to subsection (d) of this paragraph, Company shall pay to Executive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) severance consisting of the greater of (y) the salary that would be due to Executive if the employment had not been terminated, or (z) six (6) months of Annual Salary, less legal deductions.  Employer may elect in its sole discretion whether to pay these salary payments in one lump sum or on regular pay days for the six months following termination of Executive’s employment.  For a termination under subsection (d), Executive shall be entitled to continue to participate in employee benefit plans described in Section 5(d) for six months following termination of Executive’s employment.

If Executive’s employment is terminated pursuant to subsection (e) of this paragraph, Executive shall be entitled to receive (i) Executive’s accrued but unpaid Annual Salary and the value of unused paid time off through the effective date of the termination; (ii) Executive’s accrued but unpaid Annual Bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) an amount equal to the Annual Salary due to Executive for the balance of the Term, in a lump sum and without discount to present value, but in no event shall such payment total less than the Annual Salary.

All other rights Executive has under any benefit or stock option plans and programs shall be determined in accordance with the terms and conditions of such plans and programs.

With the exception of the terms of this paragraph 12, upon termination of Executive’s employment the obligations of Executive and Company under this Agreement shall immediately cease.

13.           MISCELLANEOUS.

(a)           Preparation of Agreement.  It is acknowledged by each Party that such Party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same.  In light of these facts it is acknowledged that no Party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any Party as the alleged draftsman of this Agreement.

(b)           Cooperation.  Each Party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

(c)           Interpretation.

(i)           Entire Agreement/No Collateral Representations.  Each Party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (collectively and severally, the “Prior Agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of Prior Agreements, or by evidence of subsequent oral agreements.  Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the Party against whom enforcement of the modification or supplement is sought.

(ii)           Waiver.  No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the Party to be charged or as otherwise expressly authorized herein.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(iii)           Remedies Cumulative.  The remedies of each Party under this Agreement are cumulative and shall not exclude any other remedies to which such Party may be lawfully entitled.

(iv)           Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(v)           No Third Party Beneficiary.  Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof.

(vi)           Headings; References; Incorporation; Gender.  The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.  References to this Agreement shall include all amendments or renewals thereof.  Any exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement.  As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

(d)           Enforcement.

(i)           Applicable Law.  This Agreement and the rights and remedies of each Party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of Texas, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of Texas.

(ii)           Consent to Jurisdiction and Venue.  Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of Texas within Travis County.

(iii)           Attorneys’ Fees.  If court proceedings are required to enforce any provision of this Agreement, the substantially prevailing or successful Party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees.

(e)           No Assignment of Rights or Delegation of Duties by Executive.  Executive’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate his duties or obligations hereunder.

(f)           Notices.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by private overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth {5th} business day following the date mailed).  Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving Party shall have specified most recently by like Notice, with a copy to the other Parties hereto.  Any Notice given to the estate of a Party shall be sufficient if addressed to the party as provided in this subparagraph.

(g)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

(h)           Execution by All Parties Required to be Binding; Electronically Transmitted Documents.  This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed by all Parties hereto.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the Party whose facsimile signature appears.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Company:
IDEAL POWER CONVERTERS, INC.

By: /s/ Lon E. Bell
      Lon E. Bell
Chairman, Compensation Committee

Executive:

/s/ Paul Bundschuh
Paul A. Bundschuh